Exhibit (e)(1)(vi)

CONFIDENTIAL

Schedule A to this Amendment

Effective as of the Effective Date, the Existing Agreement is amended as follows:

1.	Appendix A - List of Funds to Exhibit 1 is deleted in its entirely and replaced with the following Appendix A - List of Funds:

APPENDIX A - LIST OF FUNDS1

Effective as of June 20, 2026

Natixis ETF Trust:

Fund	Ticker Symbol
Natixis Gateway Quality Income ETF	GQI
Natixis Loomis Sayles Total Return Bond ETF	LSTB
Natixis Loomis Sayles Dynamic Core Plus ETF	LSCP

Natixis ETF Trust II:

Fund	Ticker Symbol
Natixis Loomis Sayles Focused Growth ETF	LSGR
Natixis Vaughan Nelson Select ETF	VNSE

Natixis ETF Trust		ALPS Distributors, Inc.

By:	/s/ Susan McWhan Tobin	By:	/s/ Stephen Kyllo
Name:	Susan McWhan Tobin	Name:	Stephen Kyllo
Title:	Secretary and Chief Legal Officer	Title:	SVP & Director

Natixis ETF Trust II

By:	/s/ Susan McWhan Tobin
Name:	Susan McWhan Tobin
Title:	Secretary and Chief Legal Officer

[1]	This Appendix A may be amended from time to time upon execution of an amended Appendix A signed by the Parties.